EXHIBIT 23.1

Consent of Independent Registered Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 2, 2004 (except Notes 4 and 14, as to which the date is May 28, 2004) with respect to the combined financial statements and the schedule of Sunstone Hotel Investors, LLC, WB Hotel Investors, LLC and Sunstone/WB Hotel Investors IV, LLC, as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in the Registration Statement (Form S-11 No. 333-_____) and the related Prospectus of Sunstone Hotel Investors, Inc. for the registration of _______ shares of its common stock.

/s/    ERNST & YOUNG LLP

Irvine, California

June 29, 2004